EXHIBIT 10.1

WRITTEN CONSENT OF DIRECTORS TO CORPORATE ACTION

WITHOUT MEETING OF PHI GROUP, INC.

TO EXTEND REPURCHASE OF COMMON STOCK

The undersigned, being all of the directors of the Board of Directors of PHI Group, Inc., a corporation originally incorporated in the State of Nevada on June 08, 1982 and redomiciled in the State of Wyoming on September 20, 2017 (the “Company”), and thus constituting a quorum, hereby adopt the following resolutions in lieu of a meeting on this 29th day of June 2020.

WHEREAS, on March 04, 2020 the Company’s Board of Directors passed a corporate resolution to extend the time period for the repurchase of its own shares of common stock from the open market from time to time in accordance with the terms mentioned below:

1.	Purpose of Repurchase: To enhance future shareholder returns.
2.	Details of Repurchase:

a.	Class of shares to be repurchased: Common Stock of PHI Group, Inc.
b.	Total number of repurchasable shares: Up to 13 billion shares, or more as may be needed.
c.	Total repurchase amount: To be determined by prevalent market prices at times of transaction.
d.	Methods of repurchase: Open market purchase and/or negotiated transactions.
e.	Repurchase period: Until and including June 30, 2020.
f.	The Company intends to fund the proposed share repurchase program with the proceeds from the disposal of a portion of certain non-core assets and from future earnings of the Company.
g.	The share repurchase program will be in full compliance with state and federal laws and certain covenants with the Company’s note-holders.

WHEREAS, in light of the adverse effects due to the prevalent coronavirus pandemic as well as the Company’s current corporate priorities, its Board of Directors has determined that it is in the best interests of the Company and its shareholders to extend the Common Stock repurchase period to December 31, 2020.

BE IT RESOLVED, that the Corporation is authorized to repurchase its own shares of common stock from the open market from time to time in accordance with the terms mentioned below:

1.	Purpose of Repurchase: To enhance future shareholder returns.
2.	Details of Repurchase:

a.	Class of shares to be repurchased: Common Stock of PHI Group, Inc.
b.	Total number of repurchasable shares: Up to 13 billion shares, or more as may be needed.
c.	Total repurchase amount: To be determined by prevalent market prices at times of transaction.
d.	Methods of repurchase: Open market purchase and/or negotiated transactions.
e.	Repurchase period: As soon as possible until December 31, 2020.
f.	The Company intends to fund the proposed share repurchase program with the proceeds from the disposal of a portion of certain non-core assets and from anticipated revenues of the Company.
g.	The share repurchase program will be in full compliance with state and federal laws and certain covenants with the Company’s note-holders.

FURTHER RESOLVED that in addition to and without limiting the foregoing, each officer of the Company be and hereby is authorized and directed to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as such officer may deem necessary, appropriate or in the best interests of the Company to effectuate the intent of the foregoing resolutions and the transactions contemplated thereby (as conclusively evidenced by the taking of such actions or the execution and delivery of such instruments and documents, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Company.

By their signatures below, the above resolutions have been duly authorized and adopted by the Company’s Board of Directors.

Dated: June 29, 2020

/s/ Tam Bui	/s/ Frank Hawkins
Tam Bui, Director	Frank Hawkins, Director

/s/ Henry Fahman
Henry Fahman, Director